Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after
May 27, 2016	May 31, 2023

WARRANT TO PURCHASE SHARES OF SERIES B PREFERRED STOCK

This Warrant is issued to Longitude Venture Partners II, L.P. or its assigns (the “Holder”) by Alphaeon Corporation, a Delaware corporation (the “Company”), in exchange for $1,250.00, the receipt of which is hereby acknowledged by the Company, pursuant to that certain Secured Convertible Note and Warrant Agreement dated May 27, 2016 (the “Note”).

1.Purchase of Shares.

(a)Number of Warrant Shares. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company Three Hundred Forty Two Thousand Eleven (342,011) shares of the Company’s Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”). The shares of Series B Preferred Stock issuable upon exercise of this Warrant, as may be adjusted from time to time pursuant to Section 6 hereof, are referred to herein as the “Warrant Shares.”

(b)Exercise Price. The purchase price for each Warrant Share issuable pursuant to this Section 1 shall be $7.3097 per share (subject to adjustment pursuant to Section 6 hereof). Such purchase price, as adjusted from time to time in accordance with Section 6 hereof, is herein referred to as the “Exercise Price.”

2.Exercise Period.

(a)This Warrant shall be exercisable, in whole or in part, from the date of issuance and shall expire and shall no longer be exercisable after 5:00 p.m. Pacific time on May 31, 2023 (the “Exercise Period”).

(b)The Company shall give the Holder written notice of any impending Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time) not later than twenty (20) days prior to any shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify the Holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the applicability of any provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws as in effect at such time, and the Company shall thereafter give the Holder prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

3.Method of Exercise.

(a)While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed warrant) to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased by cash, check, wire transfer or by surrender of instruments representing indebtedness of the Company to the Holder.

(b)Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Warrant Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificate.

(c)As soon as practicable after the exercise of this Warrant in whole or in part the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)a certificate or certificates for the number of Warrant Shares to which such Holder shall be entitled, and

(ii)in case such exercise is in part only, a new warrant or warrants (dated the date hereof) in a form substantially identical hereto, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of such Warrant Shares called for on the face of this Warrant minus the number of Warrant Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below at the time of surrender, shall be promptly issued by the Company, in the name of the Holder, and delivered to the Holder or to another person that the Holder has designated for delivery as soon as practicable, and in any event not exceeding three (3) business days from such exercise.

4.Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed warrant) at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Warrant Shares computed using the following formula:

Y (A - B)

X=	A

Where

X =	The number of Warrant Shares to be issued to the Holder.
Y =	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Warrant Share (at the date of such calculation).
B =	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, Section 6 and Section 7, “fair market value” shall mean

(i)if the exercise is concurrent with the consummation of an initial underwritten public offering (an “IPO”) of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and the Series B Preferred Stock converts into Class A Common Stock upon the consummation of the IPO, then the fair market value per share shall be the initial “Price to Public” of the Class A Common Stock specified in the final prospectus with respect to the IPO, and the number of Warrant Shares for purposes of this calculation shall be the number of shares of Class A Common Stock into which the shares of Series B Preferred Stock issuable hereunder concurrently converted;

(ii)if the exercise is after and not concurrent with an IPO, and (A) if the Class A Common Stock is traded on a national securities exchange, the fair market value shall be deemed to be the prior day closing price before the day the current fair market value of the securities is being determined; or (B) if the Class A Common Stock is traded over-the-counter, the fair market value shall be deemed to be the prior day closing bid and asked price quoted on the NASDAQ OTC system (or similar system) before the day the current fair market value of the securities is being determined, and the number of Warrant Shares for purposes of this calculation shall be the number of shares of Class A Common Stock into which the shares of Series B Preferred Stock issuable hereunder became convertible pursuant to Section 6(a);

(iii)if at any time the Series B Preferred Stock, or after a conversion event, the Class A Common Stock, is not listed on any national securities exchange or quoted on the over-the-counter market, the current fair market value of the Warrant Shares shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for such securities when sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors, provided, that in the event of a Net Exercise by the Holder pursuant to Section 4 hereof following the Company’s execution of a definitive agreement that contemplates a Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation of the Company), the fair market value of one Warrant Share shall be equal to the price per share to be received by the holders of that class and/or series of equity securities in accordance with such definitive agreement (assuming the closing of such Liquidation Event).

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Warrant representing the remaining number of shares purchasable hereunder, All other terms and conditions of such amended Warrant shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

5.Covenants of the Company.

(a)Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution or any other similar right, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or other similar right.

(b)Covenants as to Exercise of Shares. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved a sufficient number of shares of Series B Preferred Stock to provide for the exercise in full of this Warrant and a sufficient number of shares of Class A Common Stock to provide for the conversion in full of the Warrant Shares. If at any time during the Exercise Period the number of authorized but unissued shares of capital stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of capital stock to such number of shares as shall be sufficient for such purposes.

(c)Mutilated, Missing or Lost Warrant. In the event that this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue and countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for its loss, theft or destruction, a new warrant with identical terms, representing an equivalent number of Warrant Shares and dated the same date as this Warrant, but only upon receipt of evidence and indemnity or other security reasonably satisfactory to the Company of the loss, theft or destruction of this Warrant.

6.Adjustment of Exercise Price and Number of Warrant Shares. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)Effect of Conversion of Series B Preferred Stock. If the issued and outstanding shares of Series B Preferred Stock are converted automatically or upon the requisite approval of the holders of shares of Series B Preferred Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation, as amended to date and from time to time prior to the exercise of this Warrant, then this Warrant shall become exercisable for that number of shares of Class A Common Stock into which the Warrant Shares become convertible. If the Series B Conversion Price utilized in such conversion is less than the Exercise Price, then the Exercise Price shall be reduced to equal the Series B Conversion Price.

(b)Stock Dividends, Subdivisions, Reclassifications, Combinations and Other Issuances. If the Company shall at any time during the Exercise Period (i) subdivide or reclassify the outstanding shares of Series B Preferred Stock into a greater number of shares, (ii) combine or reclassify the outstanding shares of Series B Preferred Stock into a smaller number of shares or (iii) declare a dividend or make a distribution on its Series B Preferred Stock in Series B Preferred Stock, the number of Warrant Shares issuable on the exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder after such date shall be entitled to purchase the number of shares of which the Holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence. For the avoidance of doubt, the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(b) shall become effective at the close of business on the effective date of such subdivision, combination or reclassification or the record date for such dividend or distribution, or in the event that no record date is fixed, upon the making of such dividend.

(c)Sales of Series B Preferred Stock At Less Than the Exercise Price. If the Company shall at any time during the Exercise Period issue (or be deemed to have issued in accordance with Section 6(i) below) any Series B Preferred Stock without consideration or for a consideration per share (determined in accordance with Section 6(i) to the extent such Section is applicable) less than the Exercise Price then in effect, other than in an Exempt Issuance (as defined below) (a “Triggering Event”), the Exercise Price shall be reduced to equal the consideration amount per share in such Triggering Event. For the avoidance of doubt, this Section 6(b) shall not apply (i) to any dividends or distributions as to which an adjustment under Section 6(b) shall apply or (ii) to any issuance or deemed issuance of Common Stock referred to in Article IV, Section B.4(d)(ii) of the Company’s Amended and Certificate of Incorporation, as amended from time to time (collectively, an “Exempt Issuance”).

(d)Other Distributions. If the Company shall at any time during the Exercise Period fix a record date for the making of a distribution to all holders of shares of its Series B Preferred Stock of (i) shares of Class A Common Stock or other securities convertible, exchangeable or exercisable into Class A Common Stock (excluding dividends and distributions referred to in Section 6(b)), (ii) evidences of indebtedness of the Company or any subsidiary of the Company, (iii) assets (excluding dividends or distributions referred to in Section 6(b)), or (iv) rights or warrants (excluding those referred to in Section 6(b)), in each such case, the Company shall hold such distributable interest had the Holder exercised this Warrant in full immediately prior to such distribution in trust for the Holder for issuance to the Holder upon exercise of the Warrant concurrent with issuance of the Warrant Shares.

(e)Business Combinations Reclassification, Reorganization and Consolidation. In case of any a merger, consolidation, statutory share exchange or similar transaction (each a “Business Combination”), reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, reclassification, combination or stock dividend provided for in Section 6(b) above) at any time during the Exercise Period, then, as a condition of such Business Combination, reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property (including cash) receivable in connection with such Business Combination, reclassification, reorganization or change by a holder of the number of Warrant Shares held by the Holder had the Holder exercised this Warrant in full immediately prior to such Business Combination, reclassification, reorganization or change. In any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property (including cash) deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided the aggregate Exercise Price shall remain the same as immediately prior to such Business Combination, reclassification, reorganization or change. In determining the kind and amount of stock, securities or property (including cash) receivable upon consummation of such Business Combination, reclassification, reorganization or change, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, reclassification, reorganization or change, then the Holder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property (including cash) which the Holder will receive upon exercise of this Warrant.

(f)Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Stock, other than actions described in this Section 6, which in the opinion of the Board of Directors would materially adversely affect the exercise rights of the Holder, the Exercise Price for the Warrant and/or the number of Warrant Shares issuable upon exercise of the Warrant shall be adjusted for the Holder’s benefit, to the extent permitted by law, in such manner, and at such time, as the Board of Directors after consultation with the Holder shall reasonably determine to be equitable in the circumstances. For avoidance of doubt, any adjustment contemplated by this subsection (e) may be made by only the Board of Directors and is not within the scope of authority of the Company’s Finance Committee. Failure of the Board of Directors to provide for any such adjustment will be evidence that the Board of Directors has determined that it is equitable to make no such adjustments in the circumstances.

(g)Minimum Adjustment. The adjustments required by this Section 6 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 0.5% the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. In computing adjustments under this Section 6, fractional interests shall be taken into account to the nearest one-hundredth of a share.

(h)Adjustment to this Warrant. This Warrant need not be changed because of any adjustment made pursuant to this Section 6.

(i)Notice of Adjustment. Whenever the Exercise Price or the number of Warrant Shares and other securities or property, if any, issuable upon the exercise of this Warrant is required to be adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Exercise Price and the number of Warrant Shares or other securities or property issuable upon exercise of this Warrant after giving effect to such adjustment. Notwithstanding the foregoing, if the Holder objects to the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant (after giving effect to the proposed adjustment) set forth in the certificate provided by the Company’s Chief Financial Officer, the Company shall promptly obtain a certificate of a firm of independent accountants selected by the Board of Directors (who may, to the extent it would not compromise its “independence”, be the regular accountants employed by the Company) setting forth the same information and detail as required in the immediately preceding sentence, and such certificate shall be used for the basis to effect the applicable adjustment to the Exercise Price and the number of Warrant Shares or other securities or property issuable upon exercise of this Warrant.

7.No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares, the Company shall make a cash payment therefor on the basis of the fair market value of any fractional shares as of the time when entitlement to receive such fractional shares is determined.

8.No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

9.Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other applicable contractual restrictions between the Company and the Holder, including, but not limited to that certain Amended and Restated Investors’ Rights Agreement between the Company and various investors, including the Holder, as amended from time to time in accordance with its terms, and the Company’s Amended and Restated Bylaws, as amended from time to time in accordance with its terms, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed Warrant), and determination that such transfer is allowable subject to or approved pursuant to any applicable contractual restrictions, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holder one or more appropriate new warrants.

10.Governing Law. This Warrant shall be governed by the internal law of the State of Delaware, without regard to conflicts of laws principles.

11.Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

12.Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

13.Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 13):

If to the Company:

ALPHAEON Corporation

18191 Von Karman Ave, Suite 500

Irvine, CA 92612

Attn: Legal

If to the Holder:

To the Holder’s address as shown in the books and records of the Company.

14.Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Warrant requires the prior written consent of the Company and the Holder.

15.Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

16.Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement is sought.

17.Entire Agreement. This Warrant and the Note comprise the entire understanding of the parties with respect to the subject matter hereof and, together, supersede and replace all prior or contemporaneous understandings, if any, of the parties solely with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date above written.

ALPHAEON CORPORATION

By:	/s/ Jeevan Gore
Name:	Jeevan Gore
Title:	EVP, General Councel

ACKNOWLEDGED AND AGREED:

Longitude Venture Partners II, L.P.

By:	Longitude Capital Partners II, LLC It’s General Partner

By:	/s/ Juliet Tammenoms Bakker
Name:	Juliet Tammenoms Bakker
Title:	Managing Member

NOTICE OF EXERCISE

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, ____________________shares of Common Stock of Alphaeon Corporation and (check one):

☐

herewith tenders in payment for such shares an amount of $_______________ [by cash or check made payable to the order of Alphaeon Corporation] [by wire transfer in immediately available funds to an account designated by Alphaeon Corporation]; or

☐	herewith tenders the Warrant for _______________ shares of Common Stock pursuant to the Net Exercise provision set forth in Section 4 of the Warrant.

The undersigned Holder hereby represents and warrants that it qualifies as an “accredited investor” pursuant to Rule 501 of Regulation D as promulgated under the Securities Act of 1933, as amended from time to time, and is acquiring the Warrant Shares for its own account and not with a view to distribution.

HOLDER:

Date:	By:
Address:

Name in which shares of Common Stock should be registered:

If the above number of shares of Common Stock is less than the aggregate number of shares of Common Stock purchasable under the Warrant, the undersigned requests that a new warrant representing the balance of such shares shall be registered and delivered as follows:

Name in which new warrant should be registered: _____________________

Address:
Signature:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: _______________

Assignor’s
Signature:

Assignee’s
Signature: